Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Christopher Abate
Redwood Trust, Inc.		Chief Financial Officer
Thursday, December 18, 2014		(415) 384-3584

Mike McMahon
Investor Relations
(415) 384-3805

Redwood Trust Announces That Karen Pallotta Has Joined Its Board of Directors

MILL VALLEY, CA – Thursday, December 18, 2014 – Redwood Trust, Inc. (NYSE:RWT) today announced that Karen R. Pallotta has joined its Board of Directors. Ms. Pallotta was employed at Fannie Mae for more than 20 years until her retirement in 2011. At Fannie Mae she served in various leadership roles, most recently as Executive Vice President of its Single Family Credit Guaranty business, a role she assumed during the height of the financial crisis and subsequent to Fannie Mae’s government conservatorship. In that role Ms. Pallotta had direct responsibility for Fannie Mae’s single family mortgage business, which comprised more than $2.5 trillion in guaranteed mortgages and mortgage backed securities. Ms. Pallotta holds a B.A. from Pennsylvania State University and an M.B.A. from the University of Maryland.

Richard D. Baum, Chairman of Redwood Trust’s Board of Directors, stated that “Karen brings the deep background and experience of a seasoned mortgage executive to our Board. As Redwood continues to expand its residential mortgage banking business, Karen’s strategic and operational experience will no doubt prove invaluable to the company’s management, directors, and shareholders.”

For more information about Redwood Trust, Inc., please visit our website at: www.redwoodtrust.com.